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                                                                    Exhibit 99.1

                                                                 [LOGO] National
                                                                        Steel
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN 46545-3440

NEWS RELEASE
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Media Contact:    Anita-Marie Hill
                  Terry Fahn
                  Sitrick And Company
                  (310) 788-2850

                   National Steel Receives Court Approval on
                            Permanent DIP Financing

         Mishawaka, Indiana -- April 3, 2002--National Steel said today that it has received final Court approval of the Company's $450 million debtor-in-possession (DIP) financing agreement.

         The DIP agreement calls for the Company's existing senior secured bank group, to provide $450 million in post-petition financing to National Steel to purchase goods and services and fund the Company's ongoing operating needs during its restructuring process. The Company filed its voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the Northern District of Illinois on March 6, 2002.

         "The DIP financing agreement will provide more than adequate financial resources to fund our post-petition vendor and employee obligations and other operating requirements as National moves forward in its restructuring," said Hisashi Tanaka, chairman and chief executive officer. "We are greatly encouraged by the support of our supplier community and appreciate the many suppliers who are continuing to ship to us on normal terms. Their cooperation and support have already contributed to improvements in our business in the short weeks since the filing."

About National Steel:

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                                                                    Exhibit 99.1

         Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,400 employees. For more information about the company, its products and its facilities, please visit the National Steel's web site at www.nationalsteel.com.
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Safe harbor:
All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors, including factors affecting the steel industry generally, could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward looking statements. Additional information concerning certain of these factors is available in the Company's Form 10-K for the year ended December 31, 2001.

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